Exhibit 10.6

THE ISSUE PRICE OF THIS NOTE IS $250,000.00

THE ORIGINAL ISSUE DISCOUNT IS $50,000.00

Principal Amount: $250,000.00	Issue Date: August 13, 2026
Purchase Price: $200,000.00

PROMISSORY NOTE

FOR VALUE RECEIVED, CHANGE AGENTS CORPORATION, a Delaware corporation (hereinafter called the “Borrower”), hereby promises to pay to the order of FirstFire Global Opportunities Fund, LLC, a Delaware limited liability company, or registered assigns (the “Holder”) the sum of $250,000.00 together with any interest as set forth herein, on February 13, 2027 (the “Maturity Date”), and to pay interest on the unpaid principal balance hereof from the date hereof (the “Issue Date”) as set forth herein. This Note may not be prepaid in whole or in part except as otherwise explicitly set forth herein. Any amount of principal or interest on this Note which is not paid when due shall bear interest at the rate of ten percent (10%) per annum from the due date thereof until the same is paid (“Default Interest”). All payments due hereunder shall be made in lawful money of the United States of America. All payments shall be made at such address as the Holder shall hereafter give to the Borrower by written notice made in accordance with the provisions of this Note. Holder shall withhold $5,000.00 from the Purchase Price to cover the Holder’s legal fees in connection with the transactions contemplated by this Note.

This Note is free from all taxes, liens, claims and encumbrances with respect to the issue thereof and shall not be subject to preemptive rights or other similar rights of shareholders of the Borrower and will not impose personal liability upon the holder thereof.

The following terms shall also apply to this Note:

Article I. GENERAL TERMS

1.1 Interest. A one-time interest charge of 18.75% (the “Interest Rate”) shall be applied on the Issuance Date to the principal amount ($250,000.00 * 18.75%) = $46,875.00). Interest hereunder shall be paid as set forth herein to the Holder or its assignee in whose name this Note is registered on the records of the Borrower regarding registration and transfers of Notes in cash.

1.2 Mandatory Amortization Payments. Accrued, unpaid interest and outstanding principal, subject to adjustment and the provisions of this Note, shall be paid in four (4) payments as follows (each an “Amortization Payment”):

Payment Date	Amount of Payment

November 13, 2026	$62,500.00

December 13, 2026	$62,500.00

January 13, 2027	$62,500.00

February 13, 2027	The total remaining balance of the Note

The Borrower shall have a five (5) day grace period with respect to each Amortization Payment (each a “Grace Period”). The Borrower has right to prepay in full at any time with no prepayment penalty. All payments shall be made by bank wire transfer to the Holder pursuant to the wiring instructions provided to the Borrower by the Holder. For the avoidance of doubt, the Borrower’s failure to pay an Amortization Payment before the end of the respective Grace Period for such Amortization Payment shall be considered an Event of Default under this Note.

1.3 Terms of Future Financings. So long as this Note is outstanding, upon any issuance by the Borrower of any debt that is not convertible into common stock, par value $0.0001 per share, of the Borrower (the “Non-Convertible Debt”), or amendment to a Non-Convertible Debt that was originally issued before the Issue Date, with any term that the Holder reasonably believes is more favorable to the holder of such Non-Convertible Debt or with a term in favor of the holder of such Non-Convertible Debt that the Holder reasonably believes was not similarly provided to the Holder in this Note (even if the holder of such other Non-Convertible Debt does not receive the benefit of such more favorable term until a default occurs under such other Non-Convertible Debt), then (i) the Borrower shall notify the Holder of such additional or more favorable term within one (1) business day of the issuance and/or amendment (as applicable) of the respective Non-Convertible Debt, and (ii) such term, at Holder’s option, shall become a part of the transaction documents with the Holder (regardless of whether the Borrower complied with the notification provision of this Section 1.3). The types of terms contained in another Non-Convertible Debt that may be more favorable to the holder thereof include, but are not limited to, terms addressing prepayment rate, interest rates, and original issue discounts.

1.4 Repayment from Proceeds. If, at any time on or after the Issue Date of this Note, and prior to the full repayment or full conversion of all amounts owed under this Note, the Borrower or any of the Borrower’s subsidiaries (the “Subsidiaries”) receives cash proceeds from the issuance of equity or debt or the sale of assets (including but not limited to real property) by the Borrower or any of the Borrower’s Subsidiaries, the Borrower shall, within one (1) business day of Borrower’s or the Subsidiaries’ receipt of such proceeds, inform the Holder of or publicly disclose such receipt, following which the Holder shall have the right in its sole discretion to require the Borrower or the Subsidiaries to immediately apply up to 12.5% of such proceeds (net of outstanding legal fees of the Borrower, underwriter or broker-dealer expense and legal fee reimbursements, outstanding auditor fees of the Borrower, outstanding transfer agent fees of the Borrower, and fees of the SEC and FINRA in connection with such transaction, in each case if applicable) to repay all or any portion of the outstanding Principal Amount and interest (including any Default Interest) then due under this Note. Failure of the Borrower to comply with this provision shall constitute an Event of Default. Each time the Borrower makes a payment to Holder pursuant to Section 1.4 of this Note (each a “RFP Payment”), the total amount of each respective RFP Payment shall be reduced from the next Amortization Payment due under this Note (for the avoidance of doubt, if the total amount of the respective RFP Payment exceeds the next Amortization Payment due, then the excess amount shall be reduced from the following Amortization Payment in chronological order). Notwithstanding the foregoing, Holder has agreed that no RFP payment will be due on receipt of funds from (i) this Note and (ii). The original issue discount note of $550,000 (issue amount $616,000) that the Company is currently negotiating.

Article II. EVENTS OF DEFAULT

If any of the following events of default (each, an “Event of Default”) shall occur:

2.1 Failure to Pay Principal and Interest. The Borrower fails to pay the principal and/or interest when due on this Note, whether at maturity, upon acceleration, pursuant to Section 1.2 of this Note, or otherwise and such breach continues for a period of five (5) days after written notice from the Holder.

2.2 Receiver or Trustee. The Borrower or any subsidiary of the Borrower shall make an assignment for the benefit of creditors, or apply for or consent to the appointment of a receiver or trustee for it or for a substantial part of its property or business, or such a receiver or trustee shall otherwise be appointed.

2.3 Bankruptcy. Bankruptcy, insolvency, reorganization or liquidation proceedings or other proceedings, voluntary or involuntary, for relief under any bankruptcy law or any law for the relief of debtors shall be instituted by or against the Borrower or any subsidiary of the Borrower.

2.4 Liquidation. Any dissolution, liquidation, or winding up of Borrower or any substantial portion of its business.

2.5 Cessation of Operations. Any cessation of operations by Borrower or Borrower admits it is otherwise generally unable to pay its debts as such debts become due, provided, however, that any disclosure of the Borrower’s ability to continue as a “going concern” shall not be an admission that the Borrower cannot pay its debts as they become due.

2.6 Breach of Covenants. The Borrower breaches any material covenant or other material term or condition contained in this Note or any collateral documents entered into between Borrower and Holder in connection with this Note, and such breach continues for a period of five (5) calendar days after written notice thereof to the Borrower from the Holder.

2.7 Delisting of Common Stock. The Borrower shall fail to maintain the listing of its common stock on the Nasdaq Capital Market.

Article III. Miscellaneous

3.1 Failure or Indulgence Not Waiver. No failure or delay on the part of the Holder in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privileges. All rights and remedies existing hereunder are cumulative to, and not exclusive of, any rights or remedies otherwise available.

3.2 Notices. All notices, demands, requests, consents, approvals, and other communications required or permitted hereunder shall be in writing and, unless otherwise specified herein, shall be (i) personally served, (ii) deposited in the mail, registered or certified, return receipt requested, postage prepaid, (iii) delivered by reputable air courier service with charges prepaid, or (iv) transmitted by hand delivery, telegram, or electronic mail, addressed as set forth below or to such other address as such party shall have specified most recently by written notice. Any notice or other communication required or permitted to be given hereunder shall be deemed effective (a) upon hand delivery or delivery by electronic mail, at the address or number designated below (if delivered on a business day during normal business hours where such notice is to be received), or the first business day following such delivery (if delivered other than on a business day during normal business hours where such notice is to be received) or (b) on the second business day following the date of mailing by express courier service, fully prepaid, addressed to such address, or upon actual receipt of such mailing, whichever shall first occur. The addresses for such communications shall be:

If to the Borrower, to:

CHANGE AGENTS CORPORATION

4400 Route 9 South, Suite 3100

Freehold, NJ 07728

Attn: Sam Knipper, Chief Financial Officer

Email: sam@changeagentscorp.com

If to the Holder:

FirstFire Global Opportunities Fund, LLC

1040 First Avenue, Suite 190

New York, NY 10022

Email: eli@firstfirecapital.com

3.3 Amendments. This Note and any provision hereof may only be amended by an instrument in writing signed by the Borrower and the Holder. The term “Note” and all reference thereto, as used throughout this instrument, shall mean this instrument as originally executed, or if later amended or supplemented, then as so amended or supplemented.

3.4 Assignability. This Note shall be binding upon the Borrower and its successors and assigns, and shall inure to be the benefit of the Holder and its successors and assigns. Each transferee of this Note must be an “accredited investor” (as defined in Rule 501(a) of the Securities and Exchange Commission). Notwithstanding anything in this Note to the contrary, this Note may be pledged as collateral in connection with a bona fide margin account or other lending arrangement; and may be assigned by the Holder without the consent of the Borrower.

3.5 Cost of Collection. If default is made in the payment of this Note, the Borrower shall pay the Holder hereof costs of collection, including reasonable attorneys’ fees.

3.6 Commitment Shares. The Company shall issue 300,000 shares of its restricted common stock (the “Commitment Shares”) to the Holder as a commitment fee in connection with the Holder’s funding of the Purchase Price. The Commitment Shares shall be earned in full by the Holder as of the Issue Date.

3.7 Governing Law. This Note shall be governed by and construed in accordance with the laws of the State of Delaware without regard to principles of conflicts of laws. Any action brought by either party against the other concerning the transactions contemplated by this Note shall be brought only in the federal courts sitting in the State of Delaware. The parties to this Note hereby irrevocably waive any objection to jurisdiction and venue of any action instituted hereunder and shall not assert any objection or defense based on lack of jurisdiction or venue or based upon forum non conveniens. The Borrower and Holder waive trial by jury. In the event that any provision of this Note or any other agreement delivered in connection herewith is invalid or unenforceable under any applicable statute or rule of law, then such provision shall be deemed inoperative to the extent that it may conflict therewith and shall be deemed modified to conform with such statute or rule of law. Any such provision which may prove invalid or unenforceable under any law shall not affect the validity or enforceability of any other provision hereof or any agreement delivered in connection herewith. Each party hereby irrevocably waives personal service of process and consents to process being served in any suit, action or proceeding in connection with this Note, any agreement or any other document delivered in connection with this Note by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Note and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by law.

IN WITNESS WHEREOF, Borrower has caused this Note to be signed in its name by its duly authorized officer this on August 13, 2026

CHANGE AGENTS CORPORATION

By:	/s/ Sam Knipper
Sam Knipper
Chief Financial Officer

Accepted and Agreed:

FirstFire Global Opportunities Fund, LLC

By:	/s/ Eli Fireman
Name:	Eli Fireman
Title:	Authorized Signatory

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